------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number: 3235-0145
                                                  Expires:  October 31, 2002
                                                  Estimated average burden
                                                  hours per response . . . 14.90
                                                  ------------------------------





                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                              SECTION 240.13d-2(a)

                               (Amendment No. 12)1


                         Capital Pacific Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.10 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    14040M104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                  July 16, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 21 Pages

--------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===================
CUSIP No. 14040M104
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             California Housing Finance, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     2,809,851 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,044,851 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,044,851, of which only 2,809,851 Shares are voting Shares  [See
             Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]
-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             27.1% of  the entire class but only 20.5% of those Shares currently eligible to vote  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 2 of 21 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             California Housing Finance, LLC
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]

-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     2,809,851 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,044,851 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,044,851, of which only 2,809,851 Shares are voting Shares [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             27.1% of  the entire class but only 20.5% of those Shares currently eligible to vote  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             OO
-------------===================================================================



                               Page 3 of 21 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Management, L.L.C.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     2,809,851 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,044,851 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,044,851, of which only 2,809,851 Shares are voting Shares [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             27.1% of  the entire class but only 20.5% of those Shares currently eligible to vote [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IA, OO
-------------===================================================================



                               Page 4 of 21 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Enrique H. Boilini
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]

-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     2,809,851 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,044,851 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,044,851, of which only 2,809,851 Shares are voting Shares [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             27.1% of  the entire class but only 20.5% of those Shares currently eligible to vote  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 5 of 21 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             David I. Cohen
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]

-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     2,809,851 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,044,851 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,044,851, of which only 2,809,851 Shares are voting Shares [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             27.1% of  the entire class but only 20.5% of those Shares currently eligible to vote [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 6 of 21 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Joseph F. Downes
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]

-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     2,809,851 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,044,851 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,044,851, of which only 2,809,851 Shares are voting Shares [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             27.1% of  the entire class but only 20.5% of those Shares currently eligible to vote [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 7 of 21 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Duhamel
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]

-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     2,809,851 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,044,851 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,044,851, of which only 2,809,851 Shares are voting Shares  [See
             Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]
-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             27.1% of  the entire class but only 20.5% of those Shares currently eligible to vote [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 8 of 21 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Andrew B. Fremder
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]

-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     2,809,851 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,044,851 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,044,851, of which only 2,809,851 Shares are voting Shares [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             27.1% of  the entire class but only 20.5% of those Shares currently eligible to vote [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 9 of 21 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Richard B. Fried
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]

-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     2,809,851 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,044,851 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,044,851, of which only 2,809,851 Shares are voting Shares [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             27.1% of  the entire class but only 20.5% of those Shares currently eligible to vote [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 10 of 21 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Monica R. Landry
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]

-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     2,809,851 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,044,851 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,044,851, of which only 2,809,851 Shares are voting Shares [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             27.1% of  the entire class but only 20.5% of those Shares currently eligible to vote [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 11 of 21 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Mellin
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]

-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     2,809,851 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,044,851 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,044,851, of which only 2,809,851 Shares are voting Shares [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             27.1% of  the entire class but only 20.5% of those Shares currently eligible to vote [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 12 of 21 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Stephen L. Millham
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]

-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     2,809,851 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,044,851 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,044,851, of which only 2,809,851 Shares are voting Shares [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             27.1% of  the entire class but only 20.5% of those Shares currently eligible to vote [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 13 of 21 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Meridee A. Moore
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]

-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     2,809,851 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,044,851 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,044,851, of which only 2,809,851 Shares are voting Shares [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             27.1% of  the entire class but only 20.5% of those Shares currently eligible to vote [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 14 of 21 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Thomas F. Steyer
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]

-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     2,809,851 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,044,851 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,044,851, of which only 2,809,851 Shares are voting Shares [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             27.1% of  the entire class but only 20.5% of those Shares currently eligible to vote[See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 15 of 21 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Mark C. Wehrly
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]

-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     2,809,851 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    4,044,851 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,044,851, of which only 2,809,851 Shares are voting Shares [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             27.1% of  the entire class but only 20.5% of those Shares currently eligible to vote [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================


                              Page 16 of 21 Pages

Preliminary Note: The Company reported in its June 27, 2001 Proxy Statement and in its July 16, 2001 second quarter 10Q that there were 14,932,111 Shares outstanding as of both June 8, 2001 and June 30, 2001. As explained in the Company's Proxy Statement, of the 14,932,111 Shares outstanding, only 13,697,111 Shares were eligible to vote. The difference represents the 1,235,000 Shares of Non-Voting Common Stock issued to one of the Reporting Persons (the Partnership) on May 31, 2001 and previously reported in Amendment No. 11 to the Schedule 13D. Given the discrepancy in the number of Shares issued and outstanding versus the number of Shares issued, outstanding and eligible to vote, the Reporting Persons are filing this Schedule 13D to clarify that:

     (i) the Partnership owns and is able to dispose of 4,044,851 Shares (including the 1,235,000 Shares of Non-Voting Common Stock);

     (ii) of the 4,044,851 Shares it owns, the Partnership is able to vote 2,809,851 Shares; and

     (iii) given these facts, the Partnership owns 27.1% of the 14,932,111 Shares issued and outstanding but only 20.5% of the 13,697,111 Shares issued, outstanding and eligible to vote.

     See Amendment No. 11 to the Schedule 13D filed by the Reporting Persons on June 4, 2001 for further information about the acquisition of the Non-Voting Common Stock.

     This Amendment No. 12 to Schedule 13D amends the Schedule 13D initially filed on September 30, 1997 (collectively, with all amendments thereto, the "Schedule 13D").

Item 5.  Interest In Securities Of The Issuer.
------   ------------------------------------

     Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

     (a) The Partnership
         ---------------

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Partnership is incorporated herein by reference for the Partnership.


                               Page 17 of 21 Pages

          (c) There have been no purchases, sales or other transactions in the Shares since the filing of the prior Schedule 13D.

          (d) The General Partner, as general partner of the Partnership, has the power to direct the affairs of the Partnership, including the disposition of the proceeds of the sale of the Shares owned by the Partnership. The Management Company, as manager of the General Partner, has the power to direct the affairs of the General Partner including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the Management Company.

          (e)  Not applicable.

     (b) The General Partner
         -------------------

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference.

          (c)  None.

          (d) The General Partner, as general partner of the Partnership, has the power to direct the affairs of the Partnership, including the disposition of the proceeds of the sale of the Shares owned by the Partnership. The Management Company, as manager of the General Partner, has the power to direct the affairs of the General Partner including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the Management Company.

          (e)  Not applicable.


     (c) The Management Company
         ----------------------

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

          (c)  None.

          (d) The General Partner, as general partner of the Partnership, has the power to direct the affairs of the Partnership, including the disposition of the proceeds of the sale of the Shares owned by the Partnership. The Management Company, as manager of the General Partner, has the power to direct the affairs of the General Partner including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the Management Company.


                               Page 18 of 21 Pages

          (e)  Not applicable.

     (d) The Individual Reporting Persons
         --------------------------------

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

          (c)  None.

          (d) The General Partner, as general partner of the Partnership, has the power to direct the affairs of the Partnership, including the disposition of the proceeds of the sale of the Shares owned by the Partnership. The Management Company, as manager of the General Partner, has the power to direct the affairs of the General Partner including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the Management Company.

          (e)  Not applicable.

     The Shares reported hereby for the Partnership are owned directly by it. The General Partner, as general partner to the Partnership, may be deemed to be the beneficial owner of all such Shares owned by the Partnership. The Management Company, as manager of the General Partner, may be deemed to be the beneficial owner of all Shares owned by the Partnership. Each of the Individual Reporting Persons, as managing member of the Management Company, may be deemed to be the beneficial owner of all such Shares held by the Partnerships. Each of the General Partner, the Management Company and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.



                               Page 19 of 21 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: July 30, 2001

                    CALIFORNIA HOUSING FINANCE, L.P.

                    By:  California Housing Finance, LLC
                           its General Partner

                    By:  Farallon Capital Management, L.L.C.
                            its Manager

                    /s/  Joseph F. Downes
                    ----------------------------------------
                    By:  Joseph F. Downes,
                    Managing Member


                    CALIFORNIA HOUSING FINANCE, L.L.C.

                    By:  Farallon Capital Management, L.L.C.,
                            its Manager

                    /s/  Joseph F. Downes
                    ----------------------------------------
                    By:  Joseph F. Downes,
                    Managing Member


                    /s/  Joseph F. Downes
                    ----------------------------------------
                    FARALLON CAPITAL MANAGEMENT, L.L.C.,
                    By Joseph F. Downes,
                    Managing Member


                    /s/  Joseph F. Downes
                    ----------------------------------------
                    Joseph F. Downes, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen, William F. Duhamel, Andrew B. Fremder,
                    Richard B. Fried,  Monica R. Landry
                    William F. Mellin, Stephen L. Millham,
                    Meridee A. Moore, Thomas F. Steyer and Mark C. Wehrly.

     The Powers of Attorney, each executed by Boilini, Cohen, Fremder, Mellin, Millham, Moore and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange



                               Page 20 of 21 Pages

Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Downes to sign and file this Schedule 13D on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International, is hereby incorporated by reference.


                               Page 21 of 21 Pages